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EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Maureen O'Connell (media)
Exodus Communications, Inc.
(408) 346-2218
maureen.oconnell@exodus.net

Damon Wright (investors)
Allen & Caron, Inc., for Exodus
(949) 474-4300
damon@allencaron.com


EXODUS COMMUNICATIONS, INC. ANNOUNCES PRICING OF $1.2 BILLION OF SENIOR NOTES IN PRIVATE OFFERING

SANTA CLARA, CA. June 28, 2000 - Exodus Communications(TM), Inc. (Nasdaq: EXDS) today announced that it has entered into an agreement to sell approximately $1.2 billion principal amount of Senior Notes due 2010 in a private offering. The size of the offering was increased from the $600 million previously announced. The offering is expected to close on July 6, 2000.

The Company is selling approximately $1.2 billion aggregate principal amount of Senior Notes, consisting of $1.0 billion aggregate principal amount of 11-5/8% Senior Notes due 2010 and Euro 200 million aggregate principal amount of 11-3/8% Senior Notes due 2008, in accordance with Securities and Exchange Commission Rule 144A and Regulation S. The net proceeds of the offering are expected to be used to finance the purchase of assets or businesses to be used in the Company's system and network management business.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to the private offering of senior notes. The matters discussed in this press release involve risks and uncertainties described from time to time in Exodus' filings with the Securities and Exchange Commission. In particular, the Company's short operating history and fluctuating operating results make its business difficult to evaluate, and the substantial indebtedness represented by existing and newly-incurred debt may adversely affect its cash flow. Exodus does not assume any obligation to update the forward-looking information contained in this press release.

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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc.
and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.